Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Fourth Quarter and Full Year 2013

•	Fourth quarter and full year 2013 revenue and adjusted EBITDA were $1.1 billion and $5.0 billion, respectively, and $71 million and $299 million, respectively

•	Achieved lowest rate of reported injuries in Alpha’s history in 2013

•	Strong cost improvement in the 4th quarter primarily driven by resumed Cumberland production

•	Agreed to monetize portion of Marcellus shale gas acreage through an exchange with Rice Energy

•	Opportunistically accessed capital markets to extend maturity profile of debt obligations

•	Maintained solid liquidity position at approximately $1.9 billion, including nearly $1 billion in cash and marketable securities

BRISTOL, Va., February 12, 2014-Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a fourth quarter 2013 net loss of $359 million or $1.62 per diluted share compared with a net loss of $128 million or $0.58 per diluted share in the fourth quarter of 2012. Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the fourth quarter 2013 adjusted net loss was $115 million or $0.52 per diluted share compared with adjusted net loss of $41 million or $0.19 per diluted share in the fourth quarter of 2012.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the fourth quarter of 2013 was $16 million, compared with EBITDA of $193 million in the year ago period. Excluding the items described in our “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” the fourth quarter 2013 Adjusted EBITDA was $71 million, compared with $217 million in the fourth quarter of 2012.

Quarterly Financial & Operating Highlights
(millions, except per-share and per ton amounts)

	Q4 2013	Q3 2013	Q4 2012
Coal revenues	$965.6	$1,028.8	$1,355.2
Net loss	($358.8)	($458.2)	($127.6)
Net loss per diluted share	($1.62)	($2.07)	($0.58)
Adjusted net loss[1]	($115.2)	($134.4)	($41.4)
Adjusted net loss per diluted share[1]	($0.52)	($0.61)	($0.19)
EBITDA[1]	$16.4	($341.1)	$192.6
Adjusted EBITDA[1]	$71.4	$33.4	$217.2
Tons of coal sold	20.6	21.8	25.9
Weighted average coal margin per ton	$4.57	$2.47	$17.45
Adjusted weighted average coal margin per ton[1]	$5.59	$2.69	$10.14

1.
These are non-GAAP financial measures. A reconciliation of adjusted net loss to net loss, EBITDA and adjusted EBITDA to net loss, and adjusted cost of coal sales per ton to cost of coal sales per ton are included in tables accompanying the financial schedules. Adjusted weighted average coal margin per ton is defined as the weighted average total sales realization per ton, less the adjusted weighted average total cost of coal sales per ton.

“2013 was a challenging year for Alpha and the coal industry. After completing an extensive restructuring initiative in 2012, we announced further cost reductions in the fall of 2013 to better match our production and overhead expenses with current and anticipated market conditions. These are always difficult decisions because they affect employees and their families, but they are necessary in these challenging times. We have also actively managed our balance sheet to improve financial flexibility and enhance cyclical resilience by opportunistically accessing the capital markets and agreeing to monetize a portion of our Marcellus shale gas acreage,” said Kevin Crutchfield, chairman and CEO. “While the coal markets continue to face headwinds, we can never take our eyes off the safety of our employees. I’m very proud of the Alpha organization and want to commend everyone on their continued improvements in safety, which include meeting our 2013 objectives under the National Mining Association’s CORESafety 0:50:5 (zero fatalities plus a 50% reduction in total reportable injury rate in five years) safety improvement initiative. As a result of our efforts, we experienced the lowest level of reported injuries of any year in Alpha’s history. As we have said on many occasions, Running Right is the backbone of our culture, and it’s working.”

“Operationally we achieved strong fourth quarter cost performance in the East,” Crutchfield continued. “Eastern adjusted cost of coal sales were reduced by more than $7 per ton compared to the prior quarter. This was largely driven by normalized production at Cumberland, one of the most profitable mines in our portfolio. In addition, we have now largely implemented the cost savings we communicated during our last earnings conference call. We expect these savings to be at least $200 million annually beginning in 2014.”

On the financial front, in the fourth quarter of 2013 Alpha continued to execute the Company’s stated strategy of proactively managing its 2015 debt maturities and liquidity by completing a convertible debt issuance, and related retirements of convertible notes maturing in 2015, and agreeing to monetize a portion of its Marcellus shale gas acreage. During 2013 Alpha issued approximately $690 million ($670 million net of fees) of convertible senior notes in two separate transactions and repurchased and retired approximately $630 million of convertible senior notes maturing in 2015. Alpha also addressed its bank debt by replacing its Term Loan A, which had significant scheduled near-term repayments, with a Term Loan B on which the majority of the borrowed balance matures in 2020.

In addition to successfully extending its debt maturities, during the fourth quarter of 2013, the company agreed to exchange its fifty percent interest in the Alpha Shale Resources joint venture with Rice Energy for $100 million in cash and $200 million in Rice Energy shares at the IPO price for a total consideration of $300 million. Rice Energy completed its initial public offering at $21 per share and began trading on January 24th, 2014.

On the commercial front, unseasonably cold temperatures in North America over the last several weeks resulted in natural gas pricing above $5 per MMBtu, increasing activity and setting firmer prices for near-term domestic thermal coal markets. Metallurgical markets continue to be very challenging. The first quarter Australian hard coking coal benchmark price declined $9 to $143 per metric tonne. While only indicative of the current quarter, spot assessments indicate continued near-term weakness. Alpha expects metallurgical coal oversupply to continue for the near term. Firming of the global metallurgical coal market in 2014 and a recovery in 2015 is possible due to: (i) limited new production capacity coming online in 2014; (ii) potential supply side response; and (iii) expectations of more robust economic growth in the major steel producing and consuming regions of the world.

Financial Performance

•
Total revenues in the fourth quarter of 2013 were $1.1 billion compared with $1.6 billion in the fourth quarter of 2012, and coal revenues were $1.0 billion, down from $1.4 billion in the year-ago period. The decreases in total revenues and coal revenues were primarily attributable to lower average realizations and lower shipments of metallurgical and steam coal. Freight and handling revenues and other revenues were $110 million and $19 million, respectively, during the fourth quarter of 2013, versus $165 million and $38 million, respectively, in the fourth quarter of 2012.

During the fourth quarter of 2013, metallurgical coal shipments were 4.4 million tons, compared with 4.9 million tons in the fourth quarter of 2012 and 5.0 million tons in the prior quarter. Alpha shipped 9.3 million tons of Powder River Basin (PRB) coal during the quarter, compared with 11.6 million tons in the year-ago period and 10.1 million tons in the prior quarter. Eastern steam coal shipments were 6.8 million tons, compared with 9.4 million tons in the year-ago period and 6.7 million tons in the prior quarter. The average per ton realization on metallurgical coal shipments in the fourth quarter was $96.53, down from $121.27 in the fourth quarter last year but up from $94.73 in the prior quarter. The average per-ton realization for PRB shipments was $12.48, compared with $13.00 in the fourth quarter last year and $12.58 in the prior quarter. The per-ton average realization for Eastern steam coal shipments was $61.66, compared with $64.55 in the year-ago period and $63.21 in the prior quarter.

•
Total costs and expenses during the fourth quarter of 2013 were $1.3 billion, compared with $1.6 billion in the fourth quarter of 2012 and $1.7 billion in the third quarter of 2013. Cost of coal sales was $0.9 billion, compared with $0.9 billion in the year-ago period and $1.0 billion in the prior quarter. The cost of coal sales in the East averaged $68.85 per ton, compared with $55.51 in the fourth quarter last year and $74.93 in the prior quarter. Excluding $1.66 per ton of merger-related expenses and $0.22 per ton impact from provision for regulatory costs, the adjusted cost of coal sales in the East averaged $66.97 per ton, compared with $68.55 in the fourth quarter last year, which excluded $0.45 per ton of merger-related expense, $10.73 per ton benefit of changes in future costs of asset retirement obligations and $2.76 per ton impact of benefit-related accruals, and $74.52 in the third quarter of 2013 which excluded $0.41 per ton of merger-related expense. The quarter-over-quarter reduction in Eastern adjusted cost of coal sales per ton was primarily driven by increased Cumberland production from approximately 0.5 million tons in the third quarter to slightly over 1.8 million tons in the fourth quarter. The adjusted cost of coal sales per ton for Alpha Coal West’s PRB mines was $10.29 during the fourth quarter of 2013, compared with adjusted cost of coal sales per ton of $9.43 in the fourth quarter of 2012 and $9.29 in the prior quarter.

•
Selling, general and administrative (SG&A) expense in the fourth quarter of 2013 was $38 million, compared with SG&A expense of $49 million in the fourth quarter of 2012, with the decrease primarily reflecting lower overhead costs resulting from Alpha’s restructuring initiatives. Depreciation, depletion and amortization (DD&A) decreased to $215 million during the fourth quarter of 2013 from $240 million in the year-ago period primarily due to lower cost depletion resulting from lower thermal coal production volumes and lower capital expenditures. Amortization of acquired intangibles, net, was an expense of $4 million during the fourth quarter of 2013, compared with a benefit of $6 million last year, primarily due to the completion of shipments under many of the coal supply agreements acquired from Massey.

•
Alpha recorded a net loss of $359 million, or $1.62 per diluted share, during the fourth quarter of 2013, compared with a net loss of $128 million, or $0.58 per diluted share, during the fourth quarter of 2012. The net loss for the fourth quarter of 2013 includes an adjustment to the valuation allowance related to deferred tax assets, resulting in an income tax charge of $205 million. During the fourth quarter of 2012, Alpha recorded asset impairment and restructuring charges, including goodwill impairment, of approximately $228 million compared to asset impairment and restructuring charges in the fourth quarter of 2013 of approximately $13 million.

Excluding the items described in our “Reconciliation of Adjusted Net Loss to Net Loss,” the fourth quarter 2013 adjusted net loss was $115 million, or $0.52 per diluted share, compared with adjusted net loss of $41 million, or $0.19 per diluted share, in the fourth quarter of 2012. The year-over-year increase in Alpha’s adjusted net loss is primarily attributable to lower average realizations and lower shipments of metallurgical and steam coal.

•
EBITDA was $16 million in the fourth quarter of 2013, compared with EBITDA of $193 million in the year ago period. Excluding the items described in the “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” adjusted EBITDA was $71 million in the fourth quarter of 2013, compared with $217 million in the fourth quarter of 2012.

Full Year 2013 Results

•
For the full year 2013, Alpha reported total revenues of $5.0 billion, including $4.3 billion in coal revenues, compared with total revenues of $7.0 billion and coal revenues of $6.0 billion during 2012. The year-over-year decreases in both total revenues and coal revenues were primarily attributable to lower average realizations and lower shipments of metallurgical and steam coal.

•
For the full year 2013, Alpha’s coal shipments totaled 86.9 million tons, compared with 108.8 million tons in the year-ago period. Metallurgical coal shipments were 20.1 million tons for 2013, compared with 20.3 million tons shipped during 2012. Shipments of PRB coal and Eastern steam coal were 38.2 million tons and 28.6 million tons, respectively, during 2013, compared with 46.7 million tons and 41.8 million tons, respectively, during 2012. The year-over-year decreases in shipments of PRB and Eastern steam coal primarily reflect Alpha’s actions to match production with demand.

•
For the full year 2013, the company-wide average realization was $48.99 per ton and the adjusted average cost of coal sales was $44.40 per ton, resulting in a $4.59 per ton (or 9 percent) adjusted coal margin. By comparison, company-wide average realizations in 2012 were $55.29 per ton and the adjusted average cost of coal sales was $46.45 per ton, resulting in a $8.84 per ton (or 16 percent) adjusted coal margin. The decrease in adjusted coal margin was primarily attributable to lower per ton realizations across all of Alpha’s production, including Eastern metallurgical coal, Eastern steam coal and PRB production, partially offset by lower Eastern and Western adjusted costs of coal sales per ton.

•
For the full year 2013, Alpha recorded a net loss of $1.1 billion or $5.04 per diluted share, compared with a net loss of $2.4 billion or $11.06 per diluted share during 2012. Excluding the various items detailed in the attached “Reconciliation of Adjusted Loss to Net Loss,” Alpha’s adjusted net loss was $475 million or $2.15 per diluted share for full year 2013, compared with an adjusted net loss of $207 million or $0.94 per diluted share for 2012. EBITDA loss for the full year of 2013 was $217 million, and Adjusted EBITDA, which excludes the various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss,” was $299 million, compared with an EBITDA loss and Adjusted EBITDA of $1.8 billion and $792 million, respectively, during the full year 2012.

Liquidity and Capital Resources

Cash used by operating activities for the quarter ended December 31, 2013 was $70 million, compared with cash provided by operating activities of $213 million for the fourth quarter of 2012. Capital expenditures, including Lease by Application (LBA) payments, for the fourth quarter of 2013 were $95 million, compared with $112 million in the fourth quarter of 2012. For the full year 2013, cash provided by operating activities was $109 million, compared with $518 million in 2012.

As of the end of the fourth quarter of 2013, Alpha had total liquidity of approximately $1.9 billion, consisting of cash, cash equivalents and marketable securities of nearly $1.0 billion, plus slightly more than $0.9 billion available under the company’s secured credit facility. Total long-term debt, including the current portion of long-term debt as of December 31, 2013 was approximately $3.4 billion, including approximately $194 million of senior convertible notes maturing in 2015.

Market Overview

Metallurgical Coal

While the fourth quarter 2013 Australian hard coking coal settlement showed a $7 per metric tonne improvement over the prior quarter, the pricing environment for met coal softened considerably at the end of the year and into the first part of 2014. Pricing was negatively impacted by the combined effect of: (i) foreign exchange declines in currencies of major producing countries against the US Dollar that drove cost reductions; (ii) seasonal slowdown in Chinese purchasing patterns corresponding with iron production trends; and (iii) increased production of coking coal, primarily in Queensland. These factors combined to reduce the first quarter 2014 benchmark by $9 to $143/tonne. Australian metallurgical coal exports set a record in 2013 and increased more than 15% over 2012 levels, with most of the growth going to satisfy increased Chinese import demand. While the current spot assessments of hard coking coal have shown more downside sentiment in conjunction with the seasonal slow-down in Chinese purchasing patterns, the Company believes that the incremental production increase in global seaborne tons will be more limited in 2014. In fact, it is estimated to increase by only 10 million metric tons over 2013 with the majority of that increase in the Pacific market. At current spot measurements in the high $120s, a significant portion of global metallurgical production is uneconomic. If present market indications were to continue, additional production will be driven out of the market. However, given the expected limited additional supply growth in 2014 and the World Steel Association’s estimated global steel demand growth of 3.3%, we expect metallurgical coal supply and demand to become more balanced in 2014 resulting in possible price firmness in the latter part of the year and continuing into 2015.

Alpha was able to partially mitigate the impact of lower quarterly benchmark and spot pricing by capturing a greater volume of North American metallurgical business versus 2013 volumes. Alpha has sold and priced more than 6 million tons in the North American metallurgical coal market, which was priced annually for 2014 during the fourth quarter of 2013. This heavier weighting towards North American business will help the company avoid some of the impact of intra-quarter and spot volatility related to the Asian hard coking coal benchmark assessments. Also on a positive note, European economies are showing improved activity which should continue to enhance Alpha’s metallurgical coal opportunities in the Atlantic export market. After a difficult 2012 and most of 2013, the fundamentals for integrated European steel mills appear to be improving. Europe is the largest export market for Alpha and we view this development as an encouraging sign for the future.

Thermal Coal

While thermal pricing remains challenging in relation to production costs, there have been positive developments.

First, domestic utility inventories dropped significantly in 2013 as coal burn increased more than 5 percent, or nearly 45 million tons, compared with 2012. Overall domestic inventory declined from 188.9 million tons at the end of 2012 to 150.5 million tons as of December 31, 2013. Measured in days of burn, year-over-year inventory declined more than 20% from 84 days of burn to 64 days at the end of 2013 and below the historical five-year average of 70 days. Northern Appalachian and PRB inventories are the tightest with below-normal December levels at 61 days and 57 days, respectively, compared to five-year averages of 65 days and 71 days, respectively. Importantly, Central Appalachian utility inventories declined meaningfully in 2013 from 155 days of burn to 118 days, yet they are still 21 days above historical five-year average days of burn. The only region to experience an increase in 2013 inventories was the Illinois basin, which also has above average days of burn in inventory.

The decreasing inventory levels point to improving supply/demand dynamics, which should lead to healthier market conditions in the near to intermediate-term. However, pricing currently remains constrained in both the PRB and Northern Appalachia. In the PRB, the perception of latent capacity and intense competition among suppliers has resulted in weak, albeit improving, pricing recently. Supply and demand for NAPP coal appears to be in a state of relative balance, but prices remain constrained by the availability of comparatively low-cost coal, primarily from the Illinois Basin.

Second, prompt natural gas prices have increased substantially since early 2013 when it was trading in the low $3 per MMBtu range to a high of over $5 recently. Combined with lower coal inventory levels, there has been near-term price firmness in most regions, especially in Central Appalachia (CAPP), where prices, as measured by NYMEX, have risen approximately 10 percent between late November to late January.

Third, as we approach announced 2015 plant closures due to EPA regulations, such as MATS (Mercury and Air Toxics Standards), it is becoming increasingly common for utilities to voice their concerns about grid reliability issues as an unintended consequence of environmental regulations. There is speculation that some power grid operators will designate additional plants, such as the Brayton Point power plant in Massachusetts, as “must run” facilities.

Overall, the outlook for thermal coal markets is more constructive compared with a few months ago. However, CAPP coal will continue to face declining structural domestic demand and continued natural gas competition. Alpha has identified certain export markets, most notably the Atlantic basin, as one of the key opportunities for CAPP coal. Alpha sold more than 5 million tons in the Atlantic export market for 2014; approximately 4 million of these tons are indexed to API2.

2014 Outlook

Alpha is changing its 2014 shipments guidance for Eastern metallurgical and Eastern steam coals primarily in response to weak pricing for low-quality metallurgical coals, which are currently selling below thermal prices. These changes anticipate some product normally marketed as semi-soft and PCI coals being sold in the thermal markets. Alpha now expects to ship between 77 and 90 million tons, including 16 to 20 million tons of Eastern metallurgical coal, 24 to 30 million tons of Eastern steam coal, and 37 to 40 million tons of Western steam coal out of the PRB. As of January 31, 2014,

56 percent of the midpoint of anticipated 2014 metallurgical coal shipments was committed and priced at an average expected per ton realization of $94.66. Based on the midpoint of guidance, 76 percent of anticipated Eastern steam coal shipments were committed and priced at an average expected per ton realization of $58.88; and 98 percent of the midpoint of anticipated PRB shipments was committed and priced at an average expected per ton realization of $12.12. Alpha’s guidance for its Eastern adjusted cost of coal sales per ton remains at $64.00 to $70.00 and Western cost of coal sales per ton is also unchanged at $9.50 to $10.50 per ton. Guidance for capital expenditures is reduced to $250 million to $300 million to align levels of capital investment with our updated outlook for shipment levels. SG&A guidance remains $110 million to $140 million. The company lowered depletion, depreciation and amortization to a range of $650 million to $750 million. Interest expense guidance remains at $240 million to $255 million of which approximately $200 million to $210 million is cash interest.

Guidance
(in millions, except per ton and percentage amounts)

2014
Average per Ton Sales Realization on Committed and Priced Coal Shipments[1,2,3]
West	$12.12
Eastern Steam	$58.88
Eastern Metallurgical	$94.66
Coal Shipments (tons)[3,4]	77 - 90
West	37 - 40
Eastern Steam	24 - 30
Eastern Metallurgical	16 - 20
Committed and Priced (%)[3,5]	82%
West	98%
Eastern Steam	76%
Eastern Metallurgical	56%
Committed and Unpriced (%)[3,5,6]	10%
West	2%
Eastern Steam	16%
Eastern Metallurgical	20%
West - Adjusted Cost of Coal Sales per Ton[7]	$9.50 - $10.50
East - Adjusted Cost of Coal Sales per Ton[7]	$64.00 - $70.00
Selling, General & Administrative Expense	$110 - $140
Depletion, Depreciation & Amortization	$650 - $750
Interest Expense	$240 - $255
Capital Expenditures[8]	$250 - $300

Notes:

1.	Based on committed and priced coal shipments as of January 31, 2014.

2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Contain estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	The 2014 shipment range for Eastern steam coal reflects the anticipated impact of a June 2014 longwall move at the Cumberland mine and a longwall move at the Emerald mine in April 2014.

5.	As of January 31, 2014, compared with the midpoint of shipment guidance range.

6.
In 2014, committed and unpriced Eastern tons include approximately 3.6 million tons of metallurgical coal subject to market pricing, and approximately 3.2 million tons of steam coal subject to market pricing.

7.	Actual results may be adjusted for various items, such as merger-related expenses, that cannot reasonably be predicted.

8.	Includes the fourth of five annual bonus bid payments on the Federal Lease by Application for the Belle Ayr mine of $42 million.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where we operate. For more information, visit Alpha’s official website at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our liquidity, results of operations and financial condition;

•	decline in coal prices;

•	worldwide market demand for coal, electricity and steel, including demand for U.S. coal exports;

•	utilities switching to alternative energy sources such as natural gas, renewables and coal from basins where we do not operate;

•	reductions or increases in customer coal inventories and the timing of those changes;

•	our production capabilities and costs;

•	inherent risks of coal mining beyond our control, and our ability to utilize our coal assets fully and replace reserves as they are depleted;

•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage, including potential climate change initiatives;

•	changes in safety and health laws and regulations and their implementation, and the ability to comply with those changes;

•	competition in coal markets;

•	future legislation, regulatory and court decisions and changes in regulations, governmental policies or taxes or changes in interpretation thereof;

•	global economic, capital market or political conditions, including a prolonged economic downturn in the markets in which we operate and disruptions in worldwide financial markets;

•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;

•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

•	changes in, renewal or acquisition of, terms of and performance of customers under coal supply arrangements and the refusal by our customers to receive coal under agreed contract terms;

•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;

•	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;

•	funding for and changes in postretirement benefit obligations, pension obligations, including multi-employer pension plans, and federal and state black lung obligations;

•	cybersecurity attacks or failures, threats to physical security, extreme weather conditions or other natural disasters;

•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;

•	reclamation and mine closure obligations;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	our ability to negotiate new United Mine Workers of America (“UMWA”) wage agreements on terms acceptable to us, increased unionization of our workforce in the future, and any strikes by our workforce;

•	disruptions in delivery or changes in pricing from third party vendors of key equipment and materials that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;

•	inflationary pressures on supplies and labor and significant or rapid increases in commodity prices;

•	railroad, barge, truck and other transportation availability, performance and costs;

•	disruption in third party coal supplies;

•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business and financial position;

•	indemnification of certain obligations not being met;

•	goodwill impairment charges;

•	fair value of derivative instruments not accounted for as hedges that are being marked to market;

•	our substantial indebtedness and potential future indebtedness;

•	restrictive covenants and other terms in our secured credit facility and the indentures governing our outstanding debt securities;

•	our ability to obtain or renew surety bonds on acceptable terms or maintain self-bonding status;

•	certain terms of our outstanding debt securities, including conversions of some of our convertible senior debt securities, that may adversely impact our liquidity; and

•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of this Quarterly Report on Form 10-Q for the three months ended September 30, 2013, the Quarterly Report on Form 10-Q for the three months ended June 30, 2013, the Quarterly Report on Form 10-Q for the three months ended March 31, 2013, and our Annual Report on Form 10-K for the year ended December 31, 2012.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Higginbottom
Director, Media Relations
276-285-2037
shigginbottom@alphanr.com

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Alpha has presented the following non-GAAP financial measures, which management uses to gauge operating performance: EBITDA, adjusted EBITDA, adjusted net loss, adjusted diluted loss per common share, adjusted cost of coal sales per ton, adjusted coal margin per ton, and adjusted weighted average coal margin per ton.   These non-GAAP financial measures exclude various items detailed in the attached “Reconciliation of EBITDA and Adjusted EBITDA to Net Loss” and “Reconciliation of Adjusted Net Loss to Net Loss.”

The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company’s performance that management finds useful in assessing the company’s financial performance and believes are useful to securities analysts, investors and others in assessing the Company’s performance over time.  Moreover, these measures are not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues:
Coal revenues	$965,569	$1,355,155	$4,257,981	$6,015,696
Freight and handling revenues	109,530	164,771	557,846	761,928
Other revenues	18,601	38,427	137,681	197,260
Total revenues	1,093,700	1,558,353	4,953,508	6,974,884

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	898,414	923,552	3,980,744	5,004,516
Freight and handling costs	109,530	164,771	557,846	761,928
Other expenses	10,006	2,238	165,485	45,432
Depreciation, depletion and amortization	215,000	240,059	865,021	1,037,575
Amortization of acquired intangibles, net	4,148	(5,858)	5,056	(70,338)
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	38,323	49,162	158,987	209,788
Asset impairment and restructuring	12,915	40,296	37,273	1,068,906
Goodwill impairment	—	188,194	253,102	1,713,526
Total costs and expenses	1,288,336	1,602,414	6,023,514	9,771,333

Loss from operations	(194,636)	(44,061)	(1,070,006)	(2,796,449)

Other income (expense):
Interest expense	(64,001)	(58,834)	(246,588)	(198,147)
Interest income	384	(376)	3,517	3,373
Gain (loss) on early extinguishment of debt	(7,425)	773	(40,464)	773
Miscellaneous income, net	(638)	1,689	23,493	3,306
Total other expense, net	(71,680)	(56,748)	(260,042)	(190,695)

Loss before income taxes	(266,316)	(100,809)	(1,330,048)	(2,987,144)
Income tax (expense) benefit	(92,472)	(26,769)	216,550	549,996
Net loss	$(358,788)	$(127,578)	$(1,113,498)	$(2,437,148)

Loss per common share:
Basic loss per common share:	$(1.62)	$(0.58)	$(5.04)	$(11.06)
Diluted loss per common share:	$(1.62)	$(0.58)	$(5.04)	$(11.06)

Weighted average shares outstanding:
Weighted average shares--basic	220,981,272	220,542,577	220,883,103	220,261,555
Weighted average shares--diluted	220,981,272	220,542,577	220,883,103	220,261,555

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012

Tons sold (1):
Powder River Basin	9,339	10,087	11,580	38,164	46,732
Eastern steam	6,834	6,726	9,429	28,613	41,797
Eastern metallurgical	4,430	5,034	4,914	20,135	20,267
Total	20,603	21,847	25,923	86,912	108,796

Average realized price per ton sold (2)(9):
Powder River Basin	$12.48	$12.58	$13.00	$12.62	$12.94
Eastern steam	$61.66	$63.21	$64.55	$62.31	$65.92
Eastern metallurgical	$96.53	$94.73	$121.27	$99.01	$131.02
Weighted average total	$46.87	$47.09	$52.28	$48.99	$55.29

Coal revenues:
Powder River Basin	$116,559	$126,865	$150,546	$481,747	$604,880
Eastern steam	421,394	425,097	608,686	1,782,781	2,755,474
Eastern metallurgical	427,616	476,885	595,923	1,993,453	2,655,342
Total coal revenues	$965,569	$1,028,847	$1,355,155	$4,257,981	$6,015,696

Adjusted cost of coal sales per ton (3)(7)(8)(11)(13):
Powder River Basin	$10.29	$9.29	$9.43	$9.91	$10.15
East (4)	$66.97	$74.52	$68.55	$71.40	$73.77
Adjusted weighted average total	$41.28	$44.40	$42.14	$44.40	$46.45

Adjusted weighted average coal margin per ton (9)	$5.59	$2.69	$10.14	$4.59	$8.84
Adjusted weighted average coal margin percentage (10)	11.9%	5.7%	19.4%	9.4%	16.0%

Cost of coal sales per ton (3)(7)(11):
Powder River Basin	$10.29	$9.29	$9.21	$9.91	$10.10
East (4)	$68.85	$74.93	$55.51	$72.51	$71.76
Weighted average total	$42.30	$44.62	$34.83	$45.02	$45.28

Weighted average coal margin per ton (5)	$4.57	$2.47	$17.45	$3.97	$10.01
Weighted average coal margin percentage (6)	9.8%	5.2%	33.4%	8.1%	18.1%

Net cash (used in) provided by operating activities	$(69,561)	$111,083	$212,772	$109,018	$518,419
Capital expenditures (12)	$94,662	$56,123	$111,915	$257,791	$498,142

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(8) For the three months ended December 31, 2013, September 30, 2013, and December 31, 2012, and for the twelve months ended December 31, 2013 and
December 31, 2012, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain charges set forth in the table below.
(9) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(10) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.

(11) Adjusted cost of coal sales per ton for our Eastern Operations reconciled to their unadjusted amounts is as follows:

	Three months ended			Twelve months ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Cost of coal sales per ton-East	$68.85	$74.93	$55.51	$72.51	$71.76
Impact of provision for regulatory costs	(0.22)	—	—	(0.53)	—
Impact of merger-related expenses	(1.66)	(0.41)	(0.45)	(0.58)	(1.07)
Impact of changes in future costs of asset retirement obligations	—	—	10.73	—	2.48
Impact of benefits-related accrual reversal	—	—	2.76	—	0.64
Impact of write-off of weather-related property damage	—	—	—	—	(0.04)
Adjusted cost of coal sales per ton-East	$66.97	$74.52	$68.55	$71.40	$73.77

(12) Capital Expenditures includes the annual bonus bid payment(s) on the Federal Lease by Application.
(13) For the three and twelve months ended December 31, 2012, adjusted cost of coal sales per ton for the Powder River Basin was $9.43 and $10.15,
respectively, which excludes the impact of $0.22 and $0.05 for a benefits-related accrual reversal from cost of coal sales per ton of $9.21 and $10.10.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets and Supplemental Liquidity Data
(In Thousands)
(Unaudited)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$619,644	$730,723
Trade accounts receivable, net	287,655	418,166
Inventories, net	304,863	398,060
Short-term marketable securities	337,069	297,452
Prepaid expenses and other current assets	439,193	488,821
Total current assets	1,988,424	2,333,222
Property, equipment and mine development costs, net	1,798,648	2,219,016
Owned and leased mineral rights and land, net	7,157,506	7,428,192
Goodwill, net	308,651	567,665
Long-term marketable securities	—	755
Other non-current assets	546,029	540,956
Total assets	$11,799,258	$13,089,806

Current portion of long-term debt	$29,169	$95,015
Trade accounts payable	234,951	255,191
Accrued expenses and other current liabilities	978,695	872,402
Total current liabilities	1,242,815	1,222,608
Long-term debt	3,398,434	3,291,037
Pension and postretirement medical benefit obligations	990,124	1,195,187
Asset retirement obligations	728,575	763,482
Deferred income taxes	901,552	971,001
Other non-current liabilities	465,892	678,676
Total liabilities	7,727,392	8,121,991

Total stockholders' equity	4,071,866	4,967,815
Total liabilities and stockholders' equity	$11,799,258	$13,089,806

	As of
	December 31, 2013	December 31, 2012
Liquidity ($ in 000's):
Cash and cash equivalents	$619,644	$730,723
Marketable securities with maturities of less than one year	337,069	297,452
Marketable securities with maturities of greater than one year	—	755
Total cash, cash equivalents and marketable securities	956,713	1,028,930
Unused revolving credit and A/R securitization facilities (1)	966,000	1,023,300
Total liquidity	$1,922,713	$2,052,230

(1) The revolving credit facility is subject to a minimum liquidity requirement of $300 million and we terminated the A/R facility in May, 2013.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2013	2012

Operating activities:
Net loss	$(1,113,498)	$(2,437,148)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation, depletion, and amortization	864,909	1,037,575
Amortization of acquired intangibles, net	5,056	(70,338)
Amortization of debt issuance costs and accretion of debt discount	51,217	43,745
Mark-to-market adjustments for derivatives	6,214	(2,795)
Accretion of asset retirement obligations	60,274	65,548
Stock-based compensation	25,873	9,881
Employee benefit plans, net	56,982	72,465
Loss (gain) on early extinguishment of debt	40,464	(773)
Change in future costs of asset retirement obligations	(66,521)	(157,173)
Deferred income taxes	(212,361)	(554,575)
Asset impairment and restructuring	37,273	1,068,906
Goodwill impairment	253,102	1,713,526
Other, net	3,466	(37,188)
Changes in operating assets and liabilities:
Trade accounts receivable, net	130,511	229,882
Inventories, net	89,364	93,962
Prepaid expenses and other current assets	48,717	230,259
Other non-current assets	3,233	(7,549)
Trade accounts payable	(30,430)	(246,228)
Accrued expenses and other current liabilities	105,199	(407,128)
Pension and postretirement medical benefit obligations	(53,527)	(53,008)
Asset retirement obligations	(44,863)	(50,313)
Other non-current liabilities	(151,636)	(23,114)
Net cash provided by operating activities	109,018	518,419

Investing activities:
Capital expenditures	(215,661)	(402,377)
Acquisition of mineral rights under federal leases	(42,130)	(95,765)
Purchases of marketable securities	(900,471)	(555,096)
Sales of marketable securities	857,000	352,112
Purchase of equity-method investments	—	(10,100)
Proceeds from disposition of PP&E	10,605	38,250
Net cash used in investing activities	(290,657)	(672,976)

Financing activities:
Proceeds from borrowings on long-term debt	1,306,677	494,795
Principal repayments of long-term debt	(1,176,332)	(160,157)
Principal repayments of capital lease obligations	(16,745)	(6,602)
Debt issuance costs	(36,659)	(16,361)
Common stock repurchases	(1,435)	(7,507)
Other	(4,946)	(4,770)
Net cash provided by financing activities	70,560	299,398

Net (decrease) increase in cash and cash equivalents	$(111,079)	$144,841
Cash and cash equivalents at beginning of period	$730,723	$585,882
Cash and cash equivalents at end of period	$619,644	$730,723

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA to Net Loss
(In Thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012

Net loss	$(358,788)	$(458,241)	$(127,578)	$(1,113,498)	$(2,437,148)
Interest expense	64,001	62,233	58,834	246,588	198,147
Interest income	(384)	(1,008)	376	(3,517)	(3,373)
Income tax (benefit) expense	92,472	(143,137)	26,769	(216,550)	(549,996)
Depreciation, depletion and amortization	215,000	196,292	240,059	865,021	1,037,575
Amortization of acquired intangibles, net	4,148	2,748	(5,858)	5,056	(70,338)
EBITDA	16,449	(341,113)	192,602	(216,900)	(1,825,133)
Goodwill impairment	—	253,102	188,194	253,102	1,713,526
Asset impairment and restructuring	12,915	2,017	40,296	37,273	1,068,906
Change in fair value and settlement of derivative instruments	13,466	(1,865)	7,110	5,795	(8,275)
Merger related expense (benefit)	18,661	119,824	(6,937)	141,386	45,249
Provision for regulatory costs	2,500	—	—	27,500	—
Loss on assets contributed to equity affiliate	—	1,622	—	10,117	—
Changes in certain estimated future costs of water treatment at closed sites	—	—	(154,377)	—	(154,377)
Impact of benefits-related accrual reversal	—	—	(45,865)	—	(45,865)
(Gain) loss on early extinguishment of debt	7,425	(158)	(773)	40,464	(773)
Other	—	—	(3,067)	—	(767)
Adjusted EBITDA	$71,416	$33,429	$217,183	$298,737	$792,491

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Net Loss to Net Loss
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended December 31,
	December 31, 2013	September 30, 2013	December 31, 2012	2013	2012

Net loss	$(358,788)	$(458,241)	$(127,578)	$(1,113,498)	$(2,437,148)
Goodwill impairment	—	253,102	188,194	253,102	1,713,526
Asset impairment and restructuring	12,915	2,017	40,296	37,273	1,068,906
Change in fair value and settlement of derivative instruments	13,466	(1,865)	7,110	5,795	(8,275)
Merger related expense (benefit)	18,661	119,824	(6,937)	141,386	45,249
Provision for regulatory costs	2,500	—	—	27,500	—
Loss on assets contributed to equity affiliate	—	1,622	—	10,117	—
Changes in certain estimated future costs of water treatment at closed sites	—	—	(154,377)	—	(154,377)
Impact of benefits-related accrual reversal	—	—	(45,865)	—	(45,865)
(Gain) loss on early extinguishment of debt	7,425	(158)	(773)	40,464	(773)
Other	—	—	(3,067)	—	(767)
Amortization of acquired intangibles, net	4,148	2,748	(5,858)	5,056	(70,338)
Estimated income tax effect of above adjustments	(20,621)	(45,873)	67,850	(87,115)	(330,668)
Discrete tax charge from valuation allowance adjustment	205,067	(5,070)	20,051	207,681	40,757
Discrete tax charge from state statutory tax rate and apportionment change, net of federal tax impact	—	(2,524)	(20,437)	(2,524)	(26,834)
Adjusted net loss	$(115,227)	$(134,418)	$(41,391)	$(474,763)	$(206,607)

Weighted average shares--diluted	220,981,272	220,960,449	220,542,577	220,883,103	220,261,555

Adjusted diluted loss per common share	$(0.52)	$(0.61)	$(0.19)	$(2.15)	$(0.94)

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.